EXHIBIT 99 --CONSENT OF DIRECTOR NOMINEE



I hereby consent to being named as a nominee for director of Intergraph Corporation in the proxy statement prepared for the May 15, 1997 annual shareholders' meeting, and to serve as a director of Intergraph Corporation if elected.







Date:  March 18, 1997             /s/ Thomas J. Lee
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                                      Thomas J. Lee